Exhibit 10.1

Pulaski Financial Corp.

Stock-Based Deferred Compensation Plan, as amended and restated

Article 1

Effective Date and Purpose

1.1 Effective Date. The Pulaski Financial Corp. (the “Company”) Stock-Based Deferred Compensation Plan (the “Plan”) originally effective as of October 1, 2005, is hereby amended and restated in its entirety as of December 17, 2008 to conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 Purpose. The Plan is a deferred compensation plan, the primary purpose of which is to provide key employees of Pulaski Bank (the “Bank”) and its affiliated companies with the opportunity to voluntarily defer a portion of their compensation, subject to the terms of the Plan. The Plan enhances the Company’s and the Bank’s ability to attract and retain employees of outstanding competence by providing such individuals with an opportunity to increase their equity interest in the Company by investing deferrals in shares of Company common stock (“Common Stock”).

Article 2

Administration

2.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board or any other successor committee appointed by the Board (the “Committee”).

2.2 Authority of the Committee. The Committee shall have authority to select eligible employees of the Bank for participation in the Plan; determine the terms and conditions of each employee’s participation in the Plan; interpret the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to Article 8 herein, amend the terms and conditions of the Plan and any agreement entered into under the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate any of its authority granted under the Plan to such other person or entity it deems appropriate, including but not limited to, senior management of the Bank.

2.3 Guidelines. Subject to the provisions herein, the Committee may adopt written guidelines for the implementation and administration of the Plan.

2.4 Decisions Binding. All determinations and decisions of the Committee arising under the Plan shall be final binding, and conclusive upon all parties.

Article 3

Eligibility and Participation

3.1 Eligibility. Subject to Sections 3.2 and 3.3, persons eligible to be selected to participate in the Plan in any fiscal year (a “Year”) shall include full-time, salaried or commission-based employees of the Bank, its subsidiaries, and affiliates who are key employees, as determined by the Committee in its sole discretion.

3.2 Limitation on Eligibility. It is the intent of the Company that the Plan qualify for treatment as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto (“ERISA”). Accordingly, to the extent required by ERISA to obtain such “top hat” treatment, eligibility shall be extended only to those executives who comprise a select group of management or highly compensated employees. Further, the Committee may place such additional limitations on eligibility as it deems necessary and appropriate under the circumstances.

3.3 Participation. Participation in the Plan and the extent of such participation shall be determined by the Committee based upon the criteria set forth in Sections 3.1 and 3.2 herein. An employee who is chosen to participate in the Plan in any Year (a “Participant”) shall be so notified in writing. In the event a Participant selected to participate in the Plan no longer meets the criteria for participation, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.

3.4 Partial Year Eligibility. In the event that an individual first becomes eligible to participate in the Plan during a Year, such individual shall, within thirty (30) calendar days of becoming eligible, be notified by the Bank of his or her eligibility to participate, and the Bank shall provide each such individual with an Election Form, which must be completed by the individual as provided in Section 4.2 herein.

3.5 No Right to Participate. Except as otherwise set forth in a Participant’s Deferred Compensation Agreement, no employee shall have the right to be selected as a Participant, or having been so selected for any given Year, to be selected again as a Participant for any other Year.

Article 4

Deferral Opportunity

4.1 Deferrals

(a) Amount Which May Be Deferred by a Participant. A Participant may elect to defer, in any Year, the eligible components of Compensation (as described below); provided, however, that the Committee shall have sole discretion to designate which components of Compensation are eligible for deferral elections under the Plan in any given Year. In addition, the Committee may, in its sole discretion, designate the maximum or minimum amount or increments of any single eligible component of Compensation which may be deferred in any Year or establish any other limitations as it deems appropriate in any Year.

The components of “Compensation” shall include (i) “Salary” defined as all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Bank or the Company, payable in cash to a Participant for services to be rendered, exclusive of any Bonus, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Bank as payment toward or reimbursement of expenses, (ii) “Bonus” defined as any incentive award based on an assessment of performance, payable by the Bank to a Participant with respect to the Participant’s services during a Year, including, but not limited to, divisional profitability bonuses and cross-sale incentives and (iii) “Commissions” defined as fees earned in connection with loan originations and other transactions with the Bank or its affiliates.

(b) Non-Elective Deferrals. In addition to any elective deferral contributions made by a Participant under subsection (a) hereof, the Bank, in it sole discretion, may, but shall not be required to, credit to a Participant’s Account as a nonelective deferral contribution (a “Bank Contribution”) any amount it determines appropriate. The amount so credited, if any, may vary from Participant to Participant and may be zero even if a contribution is made on behalf of another Participant. The Bank may also express a Bank Contribution as a matching contribution equal to a percentage of the Participant’s annual elective deferral contributions, if any. Subject to a written agreement between the Company, the Bank and the Participant, the Bank may require deferral of a portion of the Participant’s Compensation on a non-elective basis and such deferral shall be treated as a Bank Contribution.

4.2 Time of Deferral Election. An election to defer a component of Compensation permitted by the Committee to be deferred by a Participant under the Plan shall be given effect in accordance with the following timing rules:

(a) An election to defer Salary or Commissions shall apply only to Salary or Commissions earned for payroll periods beginning after a properly executed Election Form has been filed with the Committee.

(b) An election to defer a Bonus for any Year shall apply only if a properly executed Election Form has been filed with the Committee before the beginning of the Year to which the Bonus relates.

4.3 Content of Deferral Election. All deferral elections shall be irrevocable, and shall be made on a form or forms prescribed by the Committee (an “Election Form”), as described herein. Participants shall make the following irrevocable elections on each Election Form:

(a) The amount to be deferred with respect to each eligible component of Compensation for the Years;

(b) The length of the deferral period with respect to each eligible component of Compensation, subject to the terms of Section 4.4 herein; and

(c) The method of distribution (i.e., lump sum or installments) to be made to the Participant at the end of the deferral period(s), subject to the terms of Section 4.5 herein.

Notwithstanding the amounts requested to be deferred pursuant to subparagraph (a) above, the limits on deferrals set forth in Section 4.1 herein shall apply to the requested deferrals each Year. A Participant may not change his or her deferral election that is in effect for a Year, unless permitted by the Company in compliance with Section 409A of the Code. If permitted by the Company, a Participant may elect to change the time or form of payment to him or her, by submitting a new Election Form to the Company, provided the following conditions are met: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment; and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

4.4 Length of Deferral. The deferral periods elected by each Participant with respect to deferrals of Compensation for any Year shall be at least equal to one (1) year following the end of the Year to which the deferral relates, unless such deferral is a Bank Contribution subject to a vesting schedule. Participants may also elect to receive a distribution of their deferred amounts upon a Separation from Service. For purposes of this Plan, “Separation from Service” means in the case of an officer, the officer’s death or the effective date of the Participant’s “Separation from Service” within the meaning of Section 409A of the Code, or, in the case of a Participant who is a director, the date when the Participant ceases to be a member of the Company’s Board of Directors for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank.

4.5 Distribution of Deferred Amounts. Participants shall be entitled to elect to receive distribution of deferred amounts, at the end of the deferral period in a single lump sum distribution or by means of installments.

(a) Lump Sum Distribution. Such distribution shall be made in the form of whole shares of Common Stock within two (2) and one-half (1/2) months of the date specified by the Participant as the date for distribution of deferred amounts as described in Sections 4.3 and 4.4 hereof, or as soon thereafter as practicable.

(b) Installment Distribution. Participants may elect distribution in annual installments, with a minimum number of installments of two (2) and a maximum of ten (10). The initial distribution shall be made in the form of shares of Common Stock as soon as possible after the commencement date selected by the Participant pursuant to Sections 4.3 and 4.4 hereof. The remaining distributions shall be made in shares of Common Stock each year thereafter, until the Participant’s entire deferred compensation account has been distributed. The number of shares distributable with respect to each installment shall be equal to the balance of the number of Common Stock Units remaining in the Participant’s deferred compensation account immediately prior to each such distribution, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installments remaining. If a Participant elects to receive his or her distribution in installments, then he or she may not later elect to accelerate the payment of any installment thereunder.

(c) Limitation on Form of Distribution. Distributions under this Plan shall be made solely in the form of whole shares of Common Stock and the Company shall be under no obligation to distribute any amount in cash.

(d) Death Benefits; Beneficiary Designation. If a Participant dies before the end of a deferral period or prior to termination of employment, or after distribution of the Participant’s account has commenced but prior to the distribution of all amounts to which the Participant is entitled under the Plan, the Participant’s account shall be distributable or shall continue to be distributed in accordance with the Participant’s election under this Section 4.5 to the person or persons designated pursuant to this subsection (d). A Participant may from time to time designate in writing on a form prescribed by the Committee for such purpose a person or persons (named contingently or successively) to receive benefits distributable under this Plan upon or after the Participant’s death. Such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by the Participant. In the absence of a valid beneficiary designation, the Participant’s benefits shall be distributable to his or her surviving spouse, or, if the Participant is not survived by a spouse, to his or her estate.

4.6 Unforeseeable Emergency Distribution. Upon the Company’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency as described below, the Company shall (i) terminate the then effective deferral election of the Participant to the extent permitted under Section 409A of the Code, and (ii) distribute to the Participant all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than the amount determined by the Company that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A of the Code. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Company.

4.7. Special Change in Control Election. In addition to the elections described in Section 4.3 of this Plan, each Participant may make an election applicable solely in the event of a Change in Control of the Bank or the Company with respect to the length of the deferral period for all deferrals under the Plan and the form of distribution of such deferrals. Such election must be made in writing at the time all other Plan elections are made. In the event a Participant does not make a Change in Control election the Participant will receive his or her Plan distribution in a lump sum upon Separation from Service.

For purposes of this Plan, a “Change in Control” shall mean a change in control as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership. A change in ownership of the Company, a corporation of which Pulaski Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of the Company stock constituting more than 50% of the total fair market value or total voting power of the Company stock;

(b) Change in effective control. (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of the Company stock possessing 30% or more of the total voting power of the Company stock, or (ii) a majority of the Company’s Board of Directors is replaced during any 12-month period by Participants whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors; or

(c) Change in ownership of a substantial portion of assets. A change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the

Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 5

Deferred Compensation Accounts

5.1 Participant Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under Article 4 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant, or as otherwise determined in the Participant’s Deferred Compensation Agreement.

5.2 Valuation of Deferred Amounts.

(a) The number of Common Stock Units to be credited to a Participant’s deferred compensation account shall be determined by reference to the total number of shares of Company Common Stock acquired by the Plan Trust with the deferred funds and the proportion that each Participant’s share of the deferred funds bears to the total amount of deferred funds. Amounts credited to a Participant’s deferred compensation account shall be credited solely in the form of “Common Stock Units” with each unit equivalent to one (1) share of Common Stock.

(b) The Participant’s Account shall also be credited with additional Common Stock Units equal to the dollar amount of dividends or other distributions paid from time to time during the deferral period on a number of shares of Common Stock equal to the number of Common Stock Units then credited to the Participant’s Account divided by the average of the high and low trading prices of the Common Stock on the payment date.

(c) In the event of any change in the outstanding shares of the Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, Change in Control or other similar corporate change, then an equitable equivalent adjustment shall be made in the Common Stock Units credited to Accounts under the Plan.

(d) When distribution of a Participant’s Account occurs, such distribution shall be made solely by transferring to the Participant or beneficiary a number of shares of the Common Stock equal to the number of whole units then distributable from the Participant’s Account. On any distribution date, fractional Common Stock Units shall be rounded up to the nearest whole unit.

5.3 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any distributions made to the Participant or to his or her beneficiary. The Company may also charge a Participant’s deferred compensation account for annual maintenance fees associated with the account.

Article 6

Rights of Participants

6.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make distributions from the Participant’s accounts when due.

6.2 Unsecured Interest. No Participant or party claiming an interest in amounts deferred by a Participant shall have any interest whatsoever in any specific asset of the Company or the Bank. To the extent that any party acquires a right to receive distributions under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company or the Bank.

6.3 Authorization for Trust. The Company may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the distribution of deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the creditors of the Bank or Company. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, the Company or the Bank.

6.4 Employment. Nothing in the Plan shall interfere with nor limit, in any way, the right of the Bank or any affiliate of the Bank to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Bank or any affiliate of the Bank.

Article 7

Withholding of Taxes

The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all distributions made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

Article 8

Amendment and Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, provided, however, that no such amendment or termination shall in any material manner adversely affect any Participant’s rights to amounts previously deferred hereunder without the consent of the Participant.

Article 9

Claims Procedure

(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the Secretary of the Board at the Company’s then principal place of business.

(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review of the decision and for review of the decision.

(c) Request for Review. With sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the determination of the Committee. Such request must be addressed to the Secretary of the Board, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination by the Board within such sixty (60) day period, he shall be barred and stopped from challenging the Committee’s determination.

(d) Review of Decision. Within sixty (60) days after receipt of a request for review, the Board will review the Committee’s determination. After considering all materials presented by the Claimant, the Board will provide the Claimant with a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary of the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Article 10

Miscellaneous

10.1 Notice. Except as otherwise provided herein, any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Secretary of the Company. Notice to the Secretary, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.2 Nontransferability. Participant’s rights to deferred amounts credited hereunder the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any distribution under the Plan to any assignee or creditor of a Participant.

10.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.4. Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company or an affiliate of the Company, unless otherwise specified herein.

10.5 Status under ERISA. The Plan is intended to be an unfunded plan which is maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title 1 of ERISA.

10.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of Missouri.

10.7 Successors. All obligations of the Company or the Bank under the Plan shall be binding on any successor to the Bank or the Bank, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Bank or the Company.

10.8 Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under The Plan or (ii) which would result in penalties to the Participant under Section 409A of the Code. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

10.9 Aggregation of Employers. To the extent required under Section 409A of the Code, if the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A of the Code shall require.

10.10 Savings Clause Relating to Compliance with Section 409A of the Code. Despite any contrary provision of this Agreement, if, when a Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A of the Code, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A of the Code, the Participant shall not be entitled to the such payments until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A of the Code. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A of the Code, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

10.11 Transition Relief. On or before December 31, 2008, if a Participant wishes to change his or her election as to the form or timing of a distribution under this Plan, the Participant may do so by completing a Transition Relief Election Form, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, (iii) cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year.